ANNUAL FILING REQUIREMENTS
AGREEMENT FOR SERVICES

The following constitutes an agreement (the “Agreement”), effective as of August 14th , 2008 (the “Effective Date”), by  Public Company Management Services, Inc. (“PCMS” )located at 5770 El Camino Road, Las Vegas, NV  89118, and the following company (hereinafter referred to as the "Client"):

COMPANY:	Alaskan Products Company
ADDRESS:	3526 Industrial Ave.
CITY/STATE/ZIP:	Fairbanks Alaska. 99701
CONTACT PERSON:	Ken Forster
TELEPHONE:	907-457-2501

PCMS hereby agrees to perform documentation compilation services selected by Client from the date of trading commencement for the Client, and other supporting documents and filings related to Client’s fully reporting status under the Securities Exchange Act of 1934 (the “1934 Act”).  Client will be notified by PCMS the due date of each report selected.  In consideration of mutual promises made herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by PCMS and Client, both parties agree as follows:

1)
Duties of PCMS:  Items (a), (b), (c) and (d) below represent the minimum filings and services required by the Securities and Exchange Commission to maintain your Company’s compliance with established rules and regulations.  Please initial and date in the appropriate, designated areas should you desire to have PCMS complete the required documentations on your behalf.

a)	Form 10-KSB Development –

“Form 10-KSB Development” - the preparation and filing of all the required documents with regards to the full registration under the 1934 Act with the SEC for Client, which includes filing an annual report within 90 days of the fiscal year end.  Included under this subparagraph are the following documents:

1)	Coordination with accounting firm reviewing financial documentation for periods ending fiscal year provided company is cleared for trading;
2)	Preparation of Form 10-KSB Registration Statement; and
3)	Coordination of the EDGAR Federal SEC Electronic Submission.

b)	Form 10-QSB Development –

“Form 10-QSB Development” - the preparation and filing of all the required documents with regards to the full registration under the 1934 Act with the SEC for Client which includes filing quarterly reports within 45 days after the end of each of the first three fiscal quarters.  Included under this subparagraph are the following documents:

1)	Form 10-QSB for the periods ending fiscal Quarters after filings are effective.
2)	Coordination of the EDGAR Federal SEC Electronic Submission; and

c)	Form 13D/G and Forms 3, 4, and 5 Development –

“Form 13 G and Forms 3, 4, & 5 Development” - the preparation and filing of all the required documents with regards to the full registration under the 1934 Act with the SEC for Client, which includes filing Form 13 G and Forms 3, 4, & 5 within 45 days after the end of the calendar year.  Included under this subparagraph are the following documents:

5770 El Camino Road	Las Vegas, NV 89118	702.222.9076

1)	Preparation of Form 13 G – Statement of Beneficial Ownership of 5% or more (all shareholders);
2)	Preparation of Form 3 – Initial Statement of Beneficial Ownership for all shareholders (if needed);
3)	Preparation of Form 4 – Statement of Changes of Beneficial Ownership (if needed);
4)	Preparation of Form 5 – Annual Statement of Changes in Beneficial Ownership of 5% or more (Officers and Directors); and
5)	Coordination of the EDGAR Federal SEC Electronic Submission.

d)	Form 8K

On March 11, 2005, the Securities and Exchange Commission (SEC) adopted amendments to Form 8-K, the Exchange Act form used by public companies to disclose important corporate events on a current basis.

Compliance with these amendments will be required as of August 23, 2005. These amendments are responsive to the “real time issuer disclosure” mandate in Section 409 of the Sarbanes-Oxley Act of 2002.
Form 8-K is the “current report” used to report material events or corporate changes that have previously not been reported by the company in a quarterly report (Form 10-Q) or annual report (Form 10-K). These events or changes include:

1) Changes in Control of Registrant;
2) Acquisition or Disposition of Assets;
3) Bankruptcy or Receivership;
4) Changes in Registrant’s Certifying Accountant;
5) Other Events and Regulation FD Disclosure;
6) Resignations of Registrant’s Directors;
7) Financial Statements and Exhibits;
8) Change in Fiscal Year;
9) Regulation FD Disclosure;
10) Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics;
11) Public notice of a pension fund blackout period; and
12) Public announcement or release disclosing material non-public information regarding the registrant’s results of operations or financial condition for a completed quarterly or annual fiscal period.

Form 8-K generally must be filed within 15 calendar days after the event or change has occurred, although reports of any event specified in Item 4, 6, 10, or 12 must be filed within 5 business days of the event’s occurrence. In addition, the notice required by Item 11 must be filed on the same day the company transmits notice of an impending blackout period to its directors and executive officers.

Additional Filing Requirements

e)
Prepare for filing by others a Form ID for each officer and director of the Client upon receipt of the necessary information.  Upon receipt of authorization, prepare and file Form ID for each 5% stockholder of the Client that is not an officer or director

f)	Maintain Matrix of CIK, CCC, passwords and other information necessary to prepare and file reports for each officer and director of the Client.

g)	Co-ordinate street name search for annual meeting of stockholders.

h)	Prepare for filing by others Definitive Proxy Materials on Schedule 14A or Definitive Information Statement on Schedule 14C for annual election of directors and approval of auditors.

i)	Respond to comments, if any, received by the Client from the SEC relating any of the foregoing.

5770 El Camino Road	Las Vegas, NV 89118	702.222.9076

2.
Client to Provide Information:  Client agrees to provide PCMS with any information and documents as may be requested by PCMS in connection with the services to be performed for Client.  Client shall be solely responsible for the accuracy of the information and representations contained in any documents to be prepared by PCMS on behalf of Client.  Any filings which receive “deficiency” or “comment” notices from a regulatory agency due to insufficient, incorrect or conflicting information supplied by Client to PCMS will be corrected, with Client’s prior approval, by PCMS at a rate of $250 per comment letter response.

General Payment Terms: Please Initial: _____________; Please Date: _____________
As compensation for our professional services, PCMS will be paid a non-refundable fee of Four Thousand US Dollars ($4,000)/monthly for the duration of the contract.

{Client} agrees to allow PCMS to automatically draft their account using {Client} credit card #:

_________________________________                Date card Expires: _____________
Type:  Amex, MasterCard, Visa, Discover

Please include card’s security code as found on back (3 or 4 digits) ________.

Card will be charged on the _________ of each month.

Also, the Company agrees to engage Public Company Management Services its Service Providers, which involves seven hundred and fifty thousand shares (750,000) of restricted stock with piggy back and demand registration rights.  Please initial here to acknowledge your consent. /s/ KF

3.
Other Expenses:  Client is responsible for obtaining its own audited financial statement. PCMS’s compensation does not include any direct filing or other fees required [i.e.”Edgarization” costs associated with the 10-QSB, (normally $300 - $500) to be submitted with any registration or filings], all of which must be paid directly by the Client.  Similarly, PCMS is not responsible for certain printing or overnight mail costs.  Client shall provide PCMS with an overnight express or similar account number (FedEx, AirBorne Express, UPS, DHL, etc…), which will be used by PCMS when sending any documentation, related to Client’s contract with PCMS.  If Client does not provide PCMS with said overnight account number, PCMS will charge $30 per overnight express package sent out by PCMS as related to Client’s contract with PCMS. Client must issue checks in full payment of these fees, payable to the appropriate payee, in the appropriate amount, and return the checks to PCMS along with the executed documents.

Any fees associated with other state legal fees deemed appropriate and requiring outside lawyers will be invoiced separately. Any Other filings requested are extra and fees are based on a case by case basis.

4.  TIMELY REVIEW BY CLIENT:  IF DOCUMENTS ARE NOT RETURNED TO PCMS, CORRECTLY EXECUTED AND WITH PROPER PAYMENT AS INDICATED IN ITEM 3 HEREIN, WITHIN 21 DAYS OF SUBMISSION OF SUCH DOCUMENTS TO THE CLIENT, PCMS WILL NOT GUARANTEE THAT THE DOCUMENTS WILL BE ACCEPTED BY PCMS OR RECEIVE PRORITY TREATMENT UPON THEIR RETURN.  DOCUMENTS WHICH ARE HELD BY THE CLIENT FOR 30 DAYS OR LONGER MAY REQUIRE REVISIONS WHICH WILL BE BILLED TO THE CLIENT AT PCMS’S THEN CURRENT HOURLY RATE. FURTHERMORE, SOME STATE AGENCIES DO NOT ACCEPT DOCUMENTS, WHICH HAVE BEEN SIGNED/NOTARIZED MORE THAN 30 DAYS PRIOR TO RECEIPT BY SUCH AGENCY OF SAID DOCUMENT.  ANY DOCUMENT THAT REQUIRES REVISION DUE TO THE CLIENT’S FAILURE TO RETURN THE AFOREMENTIONED DOCUMENTS TO PCMS WITHIN THE TIMEFRAME FIRST INDICATED ABOVE WILL BE BILLED TO THE CLIENT AT PCMS’S THEN CURRENT HOURLY RATE.  FINALLY, ANY DOCUMENTS WHICH ARE NOT RETURNED TO PCMS WITHIN 120 DAYS MAY, AT PCMS’S SOLE DISCRETION, BE CONSIDERED NULL AND VOID, IN WHICH CASE FULL PAYMENT IS DUE PCMS PURSUANT TO ITEM 3 HEREIN.

5770 El Camino Road	Las Vegas, NV 89118	702.222.9076

5.  Certain Circumstances:  PCMS assumes no responsibility for any occurrences beyond his control, including but not limited to Federal or state filing backlogs or agency computer breakdowns, which may result in processing delays.  PCMS will use his best efforts to secure registration for Client but cannot guarantee that any registration will be granted; however, in the event that the failure to obtain a registration is directly attributable to an error or oversight on the part of PCMS, PCMS will use his best efforts to resolve the problem at no additional expense to Client.  In no event will PCMS be liable for actual, incidental, consequential, related or any other type of damages, in any amount, attributable to such error or oversight on the part of PCMS.

6.  Indemnification:  Client hereby agrees to indemnify and hold harmless PCMS, his partners, employees, agents, representatives, assigns, and controlling persons (and other officers, directors, employees, agents, representatives, assigns and controlling persons) from any and all losses, claims, damages, liabilities, costs, and expenses (and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding, or claim, whether or not in connection with any action, suit, proceeding or claim for which it is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this agreement so long as PCMS has not committed intentional or willful misconduct, nor acted with gross negligence, in connection with the services which form the basis of the claim for indemnification.  Client further agrees that PCMS shall incur no liability on account of this agreement or any acts or omissions arising out of or relating to this agreement except for such intentional or willful misconduct.  This paragraph shall survive the expiration or termination of this agreement.

Please Initial: /s/ KF ________ Client also expressly indemnifies PCMS for any future liabilities, either administrative, civil, or criminal related to the improper use by Client or its assigns of any and all documentation that is provided to Client by PCMS pursuant to this Agreement.

Please Initial: /s/ KF ________ Client hereby further agrees to indemnify PCMS against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising therefrom (collectively a “Claim”), in which PCMS may be involved (whether as a witness or a party) as a result of any application or document filed or processed by PCMS, on the Client’s behalf, which contains any false or misleading statement or omission of material fact or which, other than through gross negligence of PCMS, violates any statute, rule or order of any Federal, state or self-regulatory authority.  Client agrees that PCMS shall have no responsibility to verify the accuracy or adequacy of any statement, document, fact or information provided to PCMS by Client or Client’s attorney, accountant, representative or agents.

7.  Independent Contractor Status:  PCMS shall perform his services under this contract as an independent contractor and not as an employee of Client or an affiliate thereof.  It is expressly understood and agreed to by the parties hereto that PCMS shall have no authority to act for, or represent or bind Client or any affiliate thereof in any manner, except as provided for expressly in this Agreement or in writing by Client.

8.  Additional Services:  Client understands and acknowledges by the acceptance of this Agreement that any and all services outside the direct scope of the documents listed in Section 1 above shall be billed to Client by PCMS at PCMS’s then current hourly rates.  Such services specifically include, but are not limited to, services required as a result of Client’s strategic reconfigurations of its registration subsequent to the execution of this Agreement and subsequent to initial information provided to PCMS by Client.

9.  Late Fees:  Any invoice from PCMS not paid within thirty- (30) days of such billing is subject to a 1.5% monthly interest charge.  PCMS reserves the right to use any and all means of collection available under applicable law to collect any amount past due.

5770 El Camino Road	Las Vegas, NV 89118	702.222.9076

10.  Amendment and Modification:  Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties.  No oral modifications to this Agreement may be made.

11.  Entire Agreement:  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.  The failure by PCMS to insist on strict performance of any term or condition contained in this Agreement shall not be construed by Client as a waiver, at any time, of any rights, remedies or indemnifications, all of which shall remain in full force and effect from time of execution through eternity.

12.  Agreement Binding:  This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto.  Client shall not assign its rights or delegate its duties under any term or condition set forth in this Agreement without the prior written consent of PCMS.

13.  Attorney Fees:  In the event an arbitration, mediation, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney fees to be fixed by the arbitrator, mediator, trial court and/or appellate court.

14.  Severability:  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

15.  Governing Law:  This Agreement shall be governed by the laws of the State of Nevada, and the venue for the resolution of any dispute arising thereof shall be in Clark County, State of Nevada.

16.  Post-Registration Responsibilities:  Client understands and acknowledges by the acceptance of this Agreement that all post-registration periodic or special reports are the responsibility of the Client unless otherwise agreed to in writing by PCMS.

IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.

Public	Company Management Services

By:	/s/ Stephen Brock	03/25/2008
	Stephen Brock	Date

Alaskan	Products Company

By:	/s/ Ken Forster	03/25/2008
Date

5770 El Camino Road	Las Vegas, NV 89118	702.222.9076